SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

AXION POWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AXION POWER INTERNATIONAL, INC.

(A Delaware Corporation)

3601 Clover Lane, New Castle PA 16105

(724) 654-9300

NOTICE OF THE

SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Axion Power International, Inc. (the “Company”):

The Axion Power International, Inc. (the “Company”) Special Meeting of Stockholders (the “Special Meeting”) will be held on January 15, 2016, at Axion Power International, Inc. at 3601 Clover Lane, New Castle, PA 16105 at 10:00 AM. The principal business of the meeting will be:

1. To approve the issuance of the Company's common stock pursuant to the terms of $9,363,500 principal amount of Convertible Notes Due January 5, 2017 and accompanying Common Stock Purchase Warrants, issued in a private placement that we closed on November 5, 2015 and subsequent “roll over” of August 2015 bridge notes, along with warrants to purchase 548,780 shares issued to the placement agent in the transaction, without giving effect to the conversion cap in such securities (as described below), which proposal we refer to as the "Share Issuance Proposal."

2. To transact such other business as may be properly brought before the Special Meeting and any adjournment or postponement thereof.

Any action on the items of business described above may be considered at the time and on the date specified above or at any other time and date to which the Special Meeting may be properly adjourned or postponed.

Holders of record of the Company’s common stock at the close of business on November 25, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting. If your shares are held through an intermediary such as a broker or bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

A list of stockholders entitled to vote will be available at the meeting and during ordinary business hours for ten (10) days prior to the meeting at our corporate offices, 3601 Clover Lane, New Castle, Pennsylvania 16105, for examination by any stockholder who is a stockholder as of the Record Date for any legally valid purpose related to the meeting.

We encourage you to take an active role in the affairs of your company by either attending the meeting in person or by executing and returning the enclosed proxy card.

To ensure your representation at the Special Meeting, please fill in, sign, date and return the attached proxy using the enclosed addressed envelope. By returning the enclosed proxy, you will not affect your right to revoke doing so in writing or to cast your vote in person should you later decide to attend the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on January 15, 2016:

The Proxy Statement is available at http://www.cstproxy.com/axionpower/sm2016

AXION POWER INTERNATIONAL, INC.

PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JANUARY 15, 2016

The enclosed proxy is solicited by the board of directors (the “board”) of Axion Power International, Inc., a Delaware corporation (“we,” “our” or “us”) for use in voting at a Special Meeting of Stockholders (the “Special Meeting”) to be held on January 15, 2016, at 10:00 AM and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 7, 2015.

TABLE OF CONTENTS

Voting Procedures Questions And Answers Regarding This Proxy	2

Security Ownership Of Certain Beneficial Owners And Management	4

Proposal One: Approval of Issuance of Shares of the Company’s Common Stock pursuant to the terms of Convertible Notes and Common Stock Purchase Warrants	5

Certain Relationships And Related Transactions	14

Legal Proceedings	14

Section 16(a) Reporting	14

Other Business

VOTING PROCEDURES QUESTIONS AND ANSWERS REGARDING THIS PROXY

Proxy Solicitation and Voting Information

We are paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We may also hire a proxy solicitation firm to assist us in this process at a cost of up to $30,000.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE WE HAVE ENCLOSED FOR YOUR CONVENIENCE. PLEASE READ THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS.

Who May Vote?

If you were a stockholder on our records at the close of business on November 25, 2015, you may vote at the Special Meeting. On that day, there were 3,934,728 shares of common stock issued and outstanding.

If your shares are held through an intermediary such as a broker or a bank, you will not be entitled to vote at the meeting unless you present a proxy signed by the intermediary that entitles you to vote in person. To simplify the voting process, the board of directors asks all stockholders who hold shares through intermediaries to complete the proxy card and vote through the intermediary, even if they intend to attend the meeting in person.

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How Many Votes Do I Have?

Holders of common stock are entitled to cast one vote for each share held by them on the record date. Our Certificate of Incorporation and By-Laws do not provide for cumulative voting. The board requests your proxy to insure that your shares will count toward a quorum and be voted at the Special Meeting.

How May I Vote?

Your vote is important. You may always vote in person at the Special Meeting.  Because many stockholders cannot attend the Special Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically.  Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided.  Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting.  Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If you are a holder of record, you may also vote electronically over the Internet. To do so, please go to http://www.cstproxy.com/axionpower/sm2016, and follow the instructions on the webpage which appears, which will give you access to an electronic version of the proxy card, attached to this Schedule 14A, and which will allow you to electronically complete the proxy card and transmit electronically to record your vote.

How Will The Board Vote My Proxy?

A properly executed proxy received by our secretary prior to the meeting, and not revoked, will be voted as directed by the stockholder. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the board. If you provide no specific direction, your shares will be voted FOR the Share Issuance Proposal.  If any other matter should be presented at the Special Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy.

How Can I Revoke My Proxy?

If you hold our shares in registered form, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•	Sending a written revocation of your proxy to our secretary, which must be received by us before the Special Meeting commences;
•	Transmitting a proxy by mail at a later date than your prior proxy, which must be received by us before the Special Meeting commences; or
•	Attending the Special Meeting and voting in person or by proxy or over the internet.

If you hold your shares through a broker or other intermediary, you will need to contact your intermediary if you wish to revoke your proxy.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold our shares in a broker, bank or other nominee account, you are a “beneficial owner” of shares that are registered in “street name.” In order to vote your shares, you must give voting instructions to the bank, broker or other intermediary that serves as the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. If a beneficial owner fails to instruct a broker or other nominee, his shares will not be voted on any matter other than the election of directors. The shares will, however, be voted by brokers and other nominee holders for the election of the directors nominated by the board.

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Upon What Matters Are Shareholders Entitled to Vote?

Holders of common stock are entitled to vote on all matters brought before this Special Meeting.

Required Quorum

Our By-Laws specify that the holders of a majority of our outstanding shares entitled to vote will constitute a quorum for purposes of the meeting. This provision will require the holders of at least [1,967,365] shares of our common stock to be represented at the Special Meeting in person or by proxy.

Required Vote

With respect to the various proposals included in this Proxy Statement:

•	The affirmative vote of a majority of the votes cast by holders of our shares of common stock is required to approve the Share Issuance Proposal.

Any vote that is characterized as an abstention is not counted as a vote cast. Broker non-votes that relate to shares held for the benefit of beneficial owners who do not provide voting instructions are not counted as votes cast. Abstentions and broker non-votes are, however, considered as shares present at the meeting for purposes of determining the presence of a quorum.

We are not aware of any business that will be presented for consideration at the meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On November 19, 2015, we had 100,000,000 shares of common stock authorized and 3,934,728 shares of common stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of November 19, 2015, for (i) each of our directors and executive officers and (ii) all of our directors and executive officers as a group. We do not have any persons who we know beneficially owns more than 5% of our common stock. Normally, the Company would rely on the Section 16 filings for determining if there are any 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of November 19, 2015 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

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	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage

Baker, Philip	-	1,413	1,413	*
Bogan, Richard	1,285	433	1,718	*
Farley, Donald	5,137	433	5,570	*
Kishinevsky, Michael	1,376	100	1,476	*
Trego, Charles	400	1,718	2,118	*
Wainwright, Walker	1,503	150	1,653	*
Directors and officers as a group (6 persons)	9,701	4,227	13,948	0.002%

*Less than 1%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholders that are presentably exercisable or will become exercisable within 60 days.

PROPOSAL ONE

APPROVAL OF ISSUANCE OF SHARES

You are being asked to consider and vote upon the Share Issuance Proposal, which provides for the potential issuance of our common stock pursuant to the terms of notes and warrants sold in the note private placement we closed on November 5, 2015, along with warrants to purchase 548,780 shares of our common stock issued to our placement agent and the $363,530 principal amount of notes and warrants issued as a result of $363,530 of the “roll over” of principal and accrued interest of our August 2015 bridge notes. This would include shares issuable upon conversion of the notes or potential payments of interest or redemption of principal by issuing stock in lieu of cash payments and upon exercise of the warrants.

DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES

Description of the Private Placement

On November 4, 2015, we entered into a financing transaction for the sale of convertible notes and warrants issued by us with gross proceeds of $9 million to us. Upon closing of the sale of the notes and warrants, we received cash proceeds of $1.85 million and deposit of an additional $7.15 million into a series of control accounts in our name. We are permitted to withdraw funds from our control accounts (i) in connection with certain conversions of the notes or (ii) otherwise, as follows: $1,000,000 on each 30 day anniversary of the commencing on the 30th day after the effective date of a registration statement being filed in connection with the transaction until there are no more funds in the control accounts, subject in each instance to equity conditions set forth in the convertible notes.

We received approximately $1.7 million in net proceeds at closing, which occurred on November 5, 2015, after deducting our placement agent’s fee of $138,750. Offering expenses, other than our placement agent’s fee, were approximately $100,000, which were paid out of the proceeds at Closing. At each release of funds, we will receive approximately $925,000 in net proceeds, after deducting our placement agent’s fee of $75,000.

The initial conversion price of the notes is $1.23 per share, and the initial exercise price of the 10,975,608 warrants is $1.29 per share.

As a result of “rollover” of $363,530 of principal amount and accrued and unpaid interest of our August 2015 bridge notes, an additional note in the principal amount of $363,530 with the same terms as the convertible notes, and an additional 443,328 warrants were issued along with warrants issued to our placement agent to purchase 548,780 shares of our common stock. The terms of the notes and warrants are further described in “DESCRIPTION OF PRIVATE PLACEMENT AND CONVERTIBLE NOTES” in this proxy statement.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K dated November 4, 2015. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

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Securities Purchase Agreement

The convertible notes and warrants were issued pursuant to the terms of a Securities Purchase Agreement among us and the investors named therein. The Purchase Agreement provided for the sale of the convertible notes and warrants for gross proceeds of $9 million to us.

Notes

Ranking

The notes are senior unsecured obligations of us.

Maturity Date

Unless earlier converted or redeemed, the notes mature 14 months from the Closing, subject to the right of the investors to extend the date (i) if an event of default under the notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

Interest

The notes bear interest at the rate of 9% per annum and are compounded monthly, on the first calendar day of each calendar month. The interest rate will increase to 18% per annum upon the occurrence and continuance of an event of default (as described below). Interest on the notes is payable in arrears on each installment date (as defined below). If a holder elects to convert or redeem all or any portion of a note prior to the maturity date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of a note prior to the maturity date, all accrued and unpaid interest on the amount being redeemed will also be payable. The amount of interest due at any time is the amount of any interest that, but for any conversion, installment conversion, acceleration or redemption hereunder on such given date, would have accrued with respect to the conversion amount or installment amount being converted or redeemed under the note at the interest rate for the period from such given date through the maturity date of the note.

Conversion

All amounts due under the notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at a fixed conversion price, which is subject to adjustment as described below. The notes are initially convertible into shares of our common stock at the initial price of $1.23 per share. This conversion price is subject to adjustment for stock splits, combinations or similar events and “full ratchet” antidilution provisions.

Payment of Principal and Interest

We have agreed to make amortization payments with respect to the principal amount of each note in shares of our common stock, subject to the satisfaction of certain equity conditions, or at our option, in cash on each of the following installment dates:

•	the twenty-first trading day after the earlier of (x) the initial effective date of a registration statement filed in connection with this offering or (y) January 20, 2016; the first trading day of the calendar month immediately following the initial installment date (or if such date is less than twenty trading days after the initial installment date, the second calendar month immediately following the initial installment date to the extent); and then each month through and including the Maturity Date, each in an amount equal to 1/12 of the principal amount of each note.

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Acceleration and Deferral of Amortization Amounts

During each period after an installment date and prior to the immediately subsequent installment date, a holder may elect to accelerate the amortization of the note at the applicable amortization conversion price for such prior installment date with respect to any given installment period, the holder may not elect to effect any acceleration during such installment period if either (x) in the aggregate, all the accelerations in such installment period exceeds the sum of two (2) other installment amounts, or (y) accelerations have been consummated in four (4) prior installment periods.

The holder of a note may, at the holder’s election by giving notice to us, defer the payment of the installment amount due on any installment dates, in whole or in part, to another installment date, in which case the amount deferred will become part of such subsequent installment date and will continue to accrue interest.

Events of Default

The notes contain standard and customary events of default including but not limited: (i) failure to register our common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of us.

If an event of default occurs, each holder may require us to redeem all or any portion of the notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of common stock then issuable upon conversion of the note.

Fundamental Transactions

The notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the notes under a written agreement.

In the event of transactions involving a change of control, the holder of a note will have the right to require us to redeem all or any portion of the Note it holds (including all accrued and unpaid thereon) at a price equal to the greater 125% of the amount of the Note being redeemed and the intrinsic value of the shares of common stock then issuable upon conversion of the note being redeemed.

Limitations on Conversion and Issuance

A note may not be converted and shares of common stock may not be issued under the notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the note blocker may be raised or lowered to any other percentage not in excess of 9.99%.

Until such time we have obtained stockholder approval required by The Nasdaq Stock Market for the issuance of shares greater than 19.99% of its outstanding and outstanding shares of common stock on the closing date, we may not issue, upon conversion of the notes, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date (i) in connection with the conversion of any notes issued pursuant to the securities purchase agreement or as interest pursuant to the notes and (ii) in connection with the exercise of any warrants, would exceed that threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after November 5, 2015). We intend to hold the special meeting of stockholders and/or conduct a solicitation for consent for the purpose of obtaining that stockholder approval on or before January 15, 2016. Until we have obtained this stockholder approval, we may not draw down any additional funds from our control accounts beyond the $1.85 million which was funded to us at the November 5, 2015 closing.

Warrants

The warrants entitle the holders of the warrants to purchase, in aggregate, 11,418,936 (10,975,608 shares from the November 5, 2015 closing and 443,328 shares from the “rollover” of bridge notes described at the beginning of this section) shares of our common stock. The warrants will expire November 5, 2017. The Warrants are initially be exercisable at an exercise price equal to the lower of $1.29 and 85% of the market price at the time of exercise, subject to certain adjustments.

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The warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the warrants, the warrants may be exercised on a cashless basis. This proxy statement does not cover the shares of common stock issuable from time to time upon exercise of the warrants. We anticipate that we will file a registration statement covering the shares of common stock issuable upon the exercise of the warrants prior to the time the warrants become exercisable.

The exercise price of the warrants is subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after the adjustment. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

Limitations on Exercise

The warrants may not be exercised if, after giving effect to the exercise, the holder of the warrant together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the warrant blocker applicable to the exercise of the warrants may be raised or lowered to any other percentage not in excess of 9.99%.

Fundamental Transactions

The warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Warrants under a written agreement before the transaction is completed.

Registration Rights Agreement

We entered into a registration Rights Agreement with the Holders as of the date of Closing. Under this Agreement, we have agreed to register 200% of the shares issuable under the notes and 125% of the shares issuable under the warrants, with filing to occur no later than 15 days of the Closing and with effectiveness to occur no later than 75 days of the Closing. If we are unable to meet either of these deadlines, we may be required to pay certain cash damages under the registration rights agreement or, with the passage of additional time, an event of default under the notes may occur.

Dollar Value of Underlying Securities and Potential Profits on Conversion

The following table sets forth the potential profit to be realized upon conversion by the selling stockholders of the convertible notes based on the conversion price on November 5, 2015 and the closing price of our common stock on November 5, 2015 (the date the convertible notes were issued). The impact of the $363,530 principal amount of additional notes and 443,328 warrants issued as a result of the “roll over” of the $363,530 principal amount and unpaid interest of August 2015 bridge note issued to CVI International, Inc. and warrants issued to our placement agent to purchase 548,780 shares of our common stock are not considered in the impacts of this table or the below tables.

Potential Profit from Conversion of the Convertible Notes at the Option of the Selling Stockholders

Per share market price as of November 5, 2015	$1.14
Per share conversion price as of November 5, 2015	$1.23
Total shares underlying convertible notes based on conversion price	8,608,322
Aggregate market value of underlying shares based on per share market price as of November 5, 2015	$9,813,488
Aggregate conversion price of underlying shares	$9,000,000
Aggregate cash purchase price for the convertible notes	$9,000,000
Total premium to market price of underlying shares	9.04%

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The following table sets forth the potential profit to be realized upon exercise of the warrants by the selling stockholders based on the exercise price at November 5, 2015 and the per share closing price of our common stock on November 5, 2015 (the date of issuance of the warrants).

Potential Profit from Exercise of the Warrants

Per share market price as of November 5, 2015	$1.14
Per share exercise price as of November 5, 2015	$1.29
Total shares underlying warrants	10,975,608
Aggregate market value of underlying shares based on market price as of November 5, 2015	$12,512,194
Aggregate exercise price of underlying shares	$14,158,535
Total premium to market price of underlying shares	13.16%

Shares Issuable to Selling Stockholders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of company common stock which would be issued to the selling stockholders if we elect to convert all principal and interest under the convertible notes into shares of its common stock in lieu of paying cash. The following table assumes that: (a) principal and interest payments are made on the twelve regularly scheduled installment dates (beginning on January 20, 2016), (b) that no such regularly scheduled installment payments are accelerated or deferred, (c) that no payments of interest will be made prior to the first installment date (January 20, 2016), (d) that the indicated conversion price remains the same from the first installment date until the convertible notes are paid in full, and (e) that the selling stockholders do not convert the convertible notes at their election. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times.

Number of Shares Issuable in Satisfaction of the Convertible Notes

Based on Various Assumed Conversion Prices

Assumed Conversion Price*	Number of Shares Potentially Issuable

Initial Conversion price ($1.23 per share)	8,123,968
$1.20 per share	8,327,067
$1.17 per share	8,540,582
$1.14 per share	8,765,334
$1.11 per share	9,002,235

*Assumes conversion price remains the same throughout the entire installment payment period, which is unlikely to occur because the conversion price applicable to each installment payment will be based on the market price of our common stock prior to each such installment date.

Payments to Selling Stockholders and Affiliates

In connection with the convertible notes, we are or may be required to make the following payments to the selling stockholders and their affiliates:

		Maximum Early	Maximum	Total Maximum
	Maximum Interest	Redemption	Registration	Payments During
Payee	Payments (1)	Premiums (2)	Penalties (3)	First 12 Months (4)
Selling Stockholders	$992,480	$21,969,920	$1,080,000	$1,822,480

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(1) Represents the maximum amount of interest payable by us to the selling stockholders under the convertible notes assuming (a) that all twelve installment payments thereunder are timely made (beginning with the first installment payment being made on January 20, 2016) and that no installment payments are accelerated or deferred, (b) that no payments of interest will be made prior to the first installment date, (c) that the convertible notes are not otherwise converted prior to the maturity date, (d) that interest is paid in cash and (e) that no event of default thereunder occurs.

(2) Represents the cash amount that would be payable by us if it were required to redeem the convertible notes as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 200%, (b) that the event of default or change of control occurs on November 5, 2015, and (c) that the required payments continue until January 5, 2017. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default.

(3) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the above-described registration rights agreement. Assumes that (a) the monetary penalties begin to accrue in November 2015, (b) the monetary penalties continue to accrue until November 5, 2016, and (c) the monetary penalties will not be paid until November 4, 2016 (which results in the payment of interest on unpaid amounts at a rate of 1% per month from November 5, 2015 to November 4, 2016).

(4) Represents the maximum amounts payable in cash under the other columns in this table during the first 12 months after the sale of the convertible notes assuming that there is no redemption thereof during the first year due to an event of default or change of control.

Net Proceeds from Private Placement of Convertible Notes

The following table sets forth the gross proceeds received from the private placement of the convertible notes and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the convertible notes and related documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all nine installment payments are timely made (beginning with the first installment payment on January 20, 2016), notwithstanding that we may pay (and are expected to pay) interest and principal in shares of its common stock under specified circumstances, as described above. The interest amount reflected below assumes that all nine installment payments are made when due without any event of default, and the table assumes that none of the convertible notes are converted prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 78.97% of the gross proceeds.

Gross Proceeds	$9,000,000
Approximate Aggregate Interest Payments	$992,480
Approximate Transaction Costs (including Placement Agent Fees)	$900,000
Net Proceeds	$7,107,520

Comparison of Issuer Proceeds to Potential Investor Profit

As discussed above, we plan to use the proceeds from the sale of the convertible notes for general corporate purposes. The following table summarizes the potential proceeds we will receive pursuant to the securities purchase agreement, the convertible notes and the warrants. For purposes of this table, we have assumed that the selling stockholders will exercise all of the warrants on a cash basis. We have also assumed that the convertible notes will be held by the selling stockholders through the maturity date thereof.

Total Gross Proceeds Payable to us(1)	$23,158,535
Payments that have been made or may be required to be made by us until maturity(2)	$992,480
Net proceeds to us assuming maximum payments made by us(3)	$22,166,055
Total possible profit to the selling stockholders (4)	$0.00
Percentage of payments and profit over net proceeds(5)	4.48%
Percentage of payments and profit over net proceeds per year of the term(6)	3.84%

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(1) Includes gross proceeds payable to us on the sale of the convertible notes in the amount of $9,000,000 and assumes full exercise of the warrants to yield an aggregate exercise price of $14,158,535. However, there is no assurance that any warrants will actually be exercised or if they are exercised, whether they will be exercised for cash.

(2) Total possible payments (excluding repayment of principal) payable by us to the selling stockholders or their affiliates assuming the convertible notes remain outstanding until the maturity date and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the convertible notes will be applicable.

(3) Total net proceeds to us calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4) This number represents the total possible profit to the selling stockholders based on the aggregate discount to market price of the shares underlying the convertible notes and warrants as indicated in the above table entitled “Potential Profit from Conversion of Convertible Notes.” Because the conversion price of the convertible notes and the exercise price of the warrants was higher than the market price on the date of issuance thereof (as reflected on such table), this number indicates a profit of “0”. However this does not mean that the selling stockholders will not realize a profit on their investment which could occur if the market price for the common stock exceeds the exercise price of the warrants.

(5) Percentage of the total possible payments to the selling stockholders as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).

(6) Based on a 14-month term.

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares held by persons other than the selling stockholders (in the Registration Statement on Form S-1 filed by us on November 20, 2015), company affiliates, and affiliates of selling stockholders with the number of shares registered for resale and sold by such parties in prior transactions as well as in the current transactions involving the notes and warrants:

Shares Outstanding Prior to the Private Placement Held by Persons Other than the Selling Stockholders, or Affiliates of us or Selling Stockholders	3,920,780

Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	0

Shares Registered for Resale by Selling Stockholders or Affiliates of the Selling Stockholders that Continue to be Held by Such Persons	0

Shares Sold in Registered Resale Transactions by the Selling Stockholders or Affiliates Thereof	0

Shares to be Registered for Resale on behalf of the Selling Stockholders or Affiliates Thereof in Connection with the private placement (including reserves)	31,647,293

Other Information

As of the date of this proxy statement, we do not believe that we will have the financial ability to make all payments on the convertible notes in cash when due. Accordingly, we do intend, as of the date of this proxy statement, to make such payments in shares of our common stock to the greatest extent possible.

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Each selling shareholder has advised us that it may enter into short sales in the ordinary course of its business of investing and trading securities. Each selling shareholder has advised us, and represented to us in the purchase agreement for the convertible notes and warrants, that no short sales were entered into during the period beginning when such selling shareholder obtained knowledge that we were contemplating a private placement and ending upon the public announcement of any such private placement. Additionally, each selling shareholder has agreed in the securities purchase agreement that, so long as a selling shareholder holds any convertible note, the selling shareholder will not maintain a “net short position” in our common stock, which generally means that the selling shareholder has agreed not to maintain a short position in our common stock without maintaining an equivalent offsetting long position.

We have not had any material relationships or arrangements with any of the selling stockholders, their affiliates, or any person with whom any selling shareholder has a contractual relationship regarding this private placement (or any predecessors of those persons).

According to information provided by each selling stockholder to us, some of the selling stockholders have been involved in a transaction with us prior to the November 5, 2015 purchase by the selling stockholders of these convertible notes and warrants.

We believe that the available funds at September 30, 2015, and including the net proceeds from our November 5, 2015 issue of $9 million in convertible notes plus internally generated funds from products sales will provide sufficient financial resources to fund our operations, working capital, and capital expenditures through the fourth quarter of 2016.

Subsequent sources of outside funding will be required to fund our working capital, capital expenditures and rate operations beyond the fourth quarter of 2016. No assurances can be given that we will be successful in complying with certain of the terms and conditions in the issuance of the convertible notes or in arranging further funding, if needed, to continue the execution of its business plan including the development and commercialization of new products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on the financial position and our results of operations.

Nasdaq Listing Rule 5635

Our common stock is listed on the Nasdaq Capital Market and as such, we our subject to Nasdaq's stockholder approval rules. Nasdaq Listing Rule 5635(a) states: "Shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities."

"Nasdaq Listing Rule 5635(d) requires listed companies to obtain stockholder approval prior to the issuance of its common stock in connection with non-public offerings in which (i) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) is fixed at a price less than the greater of book or market value that (together with sales by officers, directors or "substantial stockholders of the Company) equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

The Number of Shares Potentially Issuable. The exact number of shares that are issuable pursuant to these securities is currently indeterminable because (i) the conversion price of the Notes is based upon the lower of a fixed price and a formula based upon a discount to market price, and (ii) we will likely use shares of our common stock in payment of monthly interest and/or redemptions, in each instance at per share prices based on the trading prices of our common stock over a period of time immediately preceding the applicable payment date or dates. These factors make it impossible to determine in advance the number of shares that will ultimately be issued pursuant to the terms of the notes and the warrants, but we expect to issue more than 786,552 shares which equals 19.99% of the total number of shares outstanding immediately prior to the closing of the note private placement.

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The Price at which Securities may be Issued. The initial conversion price of the notes is capped at $1.23 and is based upon a discount to market at the time of conversion, so that the 20% shareholder approval requirement in Nasdaq Listing Rule 5635 is clearly triggered.

The Proposal

In seeking our stockholders approval for the Share Issuance Proposal, we are requesting approval to issue all of the shares issuable upon conversion of the notes, exercise of the warrants and the issuance of any additional shares we may issue pursuant to the terms of the notes in payment of interest or redemption of principal. We will likely elect to use shares to satisfy a good portion of our obligations under the notes and warrants. Assuming that the entire $9,363,530 in principal amount of Notes converts at the initial conversion price of $1.23, all interest is paid in cash and all of the warrants are exercised, we would issue an aggregate of 20,129,124 shares of our common stock. We will also issue 548,780 shares to our placement agent if they exercise the warrants issued to them in full.

Therefore, your vote "FOR" the Share Issuance Proposal is a vote to approve the issuance of all of the shares of our common stock that may conceivably be issued pursuant to the terms of the securities we sold in the November 5, 2015 private placement, the placement agent warrants and the notes and warrants issued as a result of the “roll over” from the August 2015 private placement, including for conversion, payment of interest or reduction of principal on the notes and upon exercise of the warrants, without giving effect to the conversion cap set forth in the warrants and the notes.

Impact of the Share Issuance Proposal on Our Capital Structure and the Potential Dilution to Existing Stockholders

As noted elsewhere in this proxy statement, it is not possible to determine the exact number of shares that could be issuable pursuant to the terms of the notes. The Notes are initially convertible into our common stock at $1.23 per share (subject to adjustment for stock splits and reverse stock splits), but is subject to adjustment. In addition, we have the option, subject to the satisfaction of specified equity conditions, to service the indebtedness by issuing shares in lieu of cash payments, both with respect to the payment of interest and the monthly redemption payment. The exact number of shares that would be issuable at any particular time would be calculated based on the then-current stock price and accordingly, is information that is not currently determinable.

The following table illustrates the number of shares of our common stock potentially issuable upon conversion of the originally-issued $9,000,000 in principal amount of notes plus the $363,530 in principal amount of “roll over” of the bridge notes, plus the exercise of all warrants, at (i) the $1.23 initial conversion price, and (ii) hypothetical prices of $1.20, $1.10 and $1.00 (which are representative prices, and no assurances can be made that the market price of our common stock will not decrease so as to result in a conversion price of less than $1.00). We expect to pay all interest in cash and therefore have not included additional shares that potentially would be payable with shares. In addition, in each instance the conversion was calculated on the aggregate principal amount rather than based upon each individual investor's purchase.

	$9,363,530
	$1.23	$1.20	$1.10	$1.00
Conversion of Notes	7,612,626	7,802,942	8,512,300	9,363,530
Exercise of Warrants	12,516,498	12,516,498	12,516,498	12,516,498
Total Potential Issuable Shares	20,129,124	20,319,440	21,028,798	21,880,028

Interests of Certain Persons in the Transactions

None of our officers or directors has an interest in Share Issuance Proposal.

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Vote Required

Approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of our common stock present at the Special Meeting and entitled to vote (assuming a quorum is present in person or by proxy), excluding abstentions. If you vote to abstain, or if you fail to vote or fail to instruct your bank, broker, custodian or other record holder how to vote, it will have no effect on the voting outcome of this proposal.

Consequences If We Fail to Obtain Stockholder Approval

A failure to obtain stockholder approval will cause continued expense to us because if we do not receive the requisite majority approval for the Share Issuance Proposal at the Special Meeting, we will be required to continue to hold stockholder meetings on a quarterly basis until we are successful in approving the Share Issuance Proposal. This requirement will consume financial resources and divert management's attention from operating the business.

However, the most important reason we need your support is to provide us with the ability to avoid triggering a default under the Notes if we were ever unable to make the required payments on the Notes in cash. The Notes are secured obligations of our company. If we are unable to make the required payments when due, the holders of the Notes will have the right to declare the unpaid total principal amount, accrued but unpaid interest and all other amounts due under the Notes immediately due and payable at a price equal to the greater of (i) the product of (A) the quotient determined by dividing (x) the amount being redeemed by (y) the lowest conversion price in effect during the period beginning on the date immediately preceding the event of default and ending on the redemption date, and (B) the greatest closing sale price of our common stock during such period, or (ii) 125% of the amount being redeemed, to foreclose any liens and security interests securing payment thereof and to exercise any of their other rights, powers and remedies under the Notes, under any other transaction documents executed in connection with the financing, or at law or in equity. A default under the Notes could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, for filing for protection under the U.S. Bankruptcy Code. In addition, if we were to issue shares of our common stock in excess of the 19.99% limitation set forth in Nasdaq Rule 5635(d) without obtaining prior stockholder approval, our common stock would be subject to delisting from the Nasdaq Capital Market. Delisting would have a material adverse impact on our stockholders' ability to sell their shares and would likely cause a material decline in the trading price of our stock.

OUR BOARD RECOMMENDS A VOTE FOR THE SHARE ISSUANCE PROPOSAL.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Executive Management

Other than as stated in the “Executive Compensation” section of our Definitive Schedule 14A filed with the SEC on May 12, 2015, we have not entered into any transactions with executive management.

LEGAL PROCEEDINGS

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

SECTION 16(a) REPORTING COMPLIANCE DISCLOSURE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

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We are not responsible for the filing of these Forms and are not reporting on compliance on behalf of our officers, directors and other insiders.

QUESTIONS

Proposal

You should rely only on the information contained in or incorporated by reference in this Proxy Statement to vote on the Proposal herein. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than the date hereof, and the mailing of this Proxy Statement to our stockholders shall not create any implication to the contrary.

If you have any questions regarding the proposal discussed in this Proxy Statement, you should contact: Axion Power International, Inc., attn.: Investor Relations, 3601 Clover Lane, New Castle, PA 16105.

Common Stock

If you have any questions with respect to voting your shares, or if you would like additional copies of this Proxy Statement, you should contact our transfer agent:

Continental Transfer & Trust

17 Battery Place

New York, NY 10004

This information can also be accessed at http:///www.cstproxy.com/axionpower/sm2016.

FOR MORE INFORMATION

We file quarterly and annual reports on Form 10-Q and Form 10-K, respectively, Proxy Statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference room, located at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the public reference room. Our Commission filings are also available to the public via: (1) commercial document retrieval services; (2) the Commission’s website, www.sec.gov; and (3) our website, www.axionpower.com.

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC is available without charge upon written request to: 3601 Clover Lane, New Castle PA 16105; Attn: Investor Relations.

HOUSEHOLDING INFORMATION

As permitted by the SEC’s Proxy Statement rules, we will deliver only one copy of our Annual Report to Shareholders or this solicitation statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or solicitation statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or Proxy Statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer by mail to Continental Transfer& Trust, 17 Battery Place, New York, NY 10004, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

SIGNATURES

By Order of the Board of Directors,

/s/ Donald Farley

DONALD FARLEY

Chairman

December 4, 2015

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SCHEDULE I

SHARE ISSUANCE RESOLUTION

RESOLVED THAT:

The stockholders of Axion Power International, Inc. hereby authorize and approve the issuance of shares of the Company's Common Stock issuable upon conversion of up to $9,363,500 in 9% Convertible Notes at the applicable conversion price in effect on the date of conversion and upon exercise of up to 12,516,497 Common Stock Purchase Warrants at the applicable exercise price on the date of exercise, plus an indeterminate additional number of shares of the Company's Common Stock that may be issued from time to time in lieu of cash payments of interest, principal redemption or other obligations that may payable in shares at the Company's discretion pursuant to the terms of the Notes, in each case without giving effect to the conversion cap set forth in the Warrants and the Notes.

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PROXY

AXION POWER INTERNATIONAL, INC.

The undersigned hereby appoints Donald Farley and Danielle Baker, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the Special Meeting of stockholders of Axion Power International, Inc. to be held on January 15, 2016, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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SPECIAL MEETING OF STOCKHOLDERS OF

AXION POWER INTERNATIONAL, INC.

January 15, 2016

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:

1.  To approve the issuance of the Company's common stock pursuant to the terms of (i) $9,363,500 principal amount of Convertible Notes Due January 5, 2017 and accompanying Common Stock Purchase Warrants, issued in a private placement that we closed on November 5, 2015, (ii) the subsequent “rollover” of $363,500 principal amount of bridge notes issued in August 2015 and (iii) exercise of the warrants to purchase 548,780 shares of our common stock issued to our placement agent in connection with the private placement, in each case, without giving effect to the conversion cap in such securities.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

Signature of Shareholder: ________________________________________________

Date: ________________________________________________

Signature of Shareholder: ________________________________________________

Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.  Any proxies which are signed and returned but for which one or more items are left blank will be considered to be a vote FOR the items which are left blank.

Nonvoting Item:

Please print Change of Address in the box provided below:

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